Exhibit 5

April 25, 2001

Board of Directors
PACEL Corp.
8870 Rixlew Lane, Suite 201
Manassas, Virginia 20109

Ladies and Gentlemen:

            We have acted as counsel to PACEL Corp., a Virginia corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of up to 101,550,000 shares of the Company's common stock, no par value per share (the "Shares"), issued by the Company to the selling stockholders named in the Registration Statement as follows:
  58,875,000 Shares that may be issued to Cornell Capital Partners under the terms set forth in the equity line of credit agreement dated march 14, 2001 ("Equity Line of Credit Agreement");

  5,555,556 Shares of restricted common stock issued to Yorkville Advisors, LLC, Owen May, May Davis Group, Inc. and Trans-Global Capital Holdings, LTD. in accordance with the terms of the Equity Line of Credit Agreement;

  250,000 Shares issuable upon the exercise of warrants at $.099 per share ("Warrants") that were issued to Trans-Global Capital Holdings, LTD., Owen May, Mark Angelo, Robert Farrell, Joseph Donohue and Hunter Singer;

  6,250,000 Shares issuable upon the conversion of the outstanding principal amount of, and interest due under, the Company's 5% convertible debentures sold and issued to Thomas Kelly, W. David McCoy and the Richard T. Garrett Trust pursuant to the stock purchase agreement dated March 14, 2001 ("Stock Purchase Agreement").

            In connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including but not limited to the Equity Line of Credit Agreement, the Stock Purchase Agreement, the Warrants, the Company's Bylaws and Articles of Incorporation, as amended, and

Board of Directors
PACEL Corp.
April 25, 2001

copies of resolutions of the Company's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement. In rendering this opinion as special counsel for the Company, we have examined the originals or copies of such certificates, documents and corporate records upon which we have relied regarding our opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each party and have additionally assumed that all agreements are the valid and binding agreements of all parties to such agreements, other than the Company.

            Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable, and that all other Shares when issued in accordance with the Equity Line of Credit Agreement, the Stock Purchase Agreement and the Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

SILVER, FREEDMAN & TAFF, L.L.P.